As filed with the Securities and Exchange Commission on January 26, 2007

Registration No. 333-136791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONVENTION ALL HOLDINGS, INC.
(Name of small business issuer in its charter)

Delaware	1751	20-5068090
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or organization	Classification Code number)

1157 Taborlake Walk, Lexington, Kentucky 40502
(859) 268-8992
(Address and telephone number of principal executive offices)

1157 Taborlake Walk, Lexington, Kentucky 40502
(Address of principal place of business or intended principal place of business)

Frank P. Cassell
Chief Executive Officer
1157 Taborlake Walk
Lexington, Kentucky 40502
(859) 268-8992
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: At such time or times, as determined by the selling shareholders, after effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ⁭

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ⁭

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ⁭

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ⁭

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.000001 par value per share	$457,600	$0.10	$45,760	$4.90

(1)
Estimated solely for the purpose of computing the registration fee based on and in reliance upon Rule 457(c) under the Securities Act of 1933, as amended. The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
2

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

CONVENTION ALL HOLDINGS, INC.

Up to 457,600 shares of Common Stock, $0.000001 par value per share, to be offered by certain holders of securities of Convention All Holdings, Inc. a Delaware corporation (the “Corporation”)

This prospectus relates to the offer of up to 457,600 shares of Common Stock, $0.000001 per share, of Convention All Holdings, Inc. (the “Offered Shares”) by shareholders of the Corporation identified under “Selling Stockholders” in this prospectus (the “Selling Stockholders”). There are no arrangements with underwriters under which the underwriter may purchase additional shares in connection with this offering.

The Selling Stockholders will offer the Offered Shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of the Offered Shares from the Selling Stockholders.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

There are no underwriting commissions involved in this offering. The Corporation has agreed to pay all of the costs of this offering. Selling Stockholders will pay no offering expenses.

These securities are speculative securities and this offering involves substantial risks and should be considered only by persons who can afford the loss of their entire investment. Please carefully review and consider the risk factors described under the “Risk Factors” section in this prospectus beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or the disclosures in this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2007.

3

Page

SUMMARY INFORMATION	1
RISK FACTORS	4

Our accountants believe there is a substantial doubt about our ability to continue as a going concern.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Because our management decisions are made by Thomas Cassell and Frank Cassell, if we lose their services, our revenues may be reduced.

Because our common stock will be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Because the offering price of $0.10 per share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business, you may not be able to sell your stock for a price in excess of $0.10 per share and thus could suffer an investment loss.

Because sales of our common stock under Rule 144 could reduce the price of our stock, you may not be able to sell your stock for a price in excess of the price you paid to acquire our stock and thus could suffer an investment loss.

Because we are authorized to issue preferred stock, if we ever issue this stock, the price of our common stock could be reduced and you could suffer a loss on your investment.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

Because our business is highly dependent on the convention industry, certain changes in the convention industry directly affect our business.

Because we are required to use union laborers to perform services and have no contract with such unions, our laborers may go on strike for reasons having nothing to do with the working conditions we provide.

We may become dependent on third party service providers.

USE OF PROCEEDS	7

ii

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” section of this prospectus and the financial statements and notes herein, before making any investment decision with respect to the securities offered by this prospectus or Convention All Holdings, Inc.

Organization

Convention All Holdings, Inc. (“CAH”) is a Delaware corporation formed on June 22, 2006, to acquire all of the shares of Convention All Services, Inc., (“CAS”) an Illinois corporation, formed on January 2, 1986. As a result of the closing of a share exchange agreement with the shareholders of Convention All Services, Inc., an Illinois corporation, on August 7, 2006, Convention All Services, Inc., an Illinois corporation, is now the wholly-owned subsidiary of Convention All Holdings, Inc.

Our corporate offices are located at 1157 Taborlake Walk, Lexington, Kentucky 40502. Our telephone number is (859) 268-8992.

Business

Through Convention All Services, Inc., an Illinois corporation, our wholly-owned subsidiary, we provide installation and dismantling of exhibit properties used on exhibit spaces at convention sites. We install and dismantle exhibit properties primarily in Chicago and Detroit.

Losses and Opinion Regarding Continuing as A Going Concern

We have incurred significant losses from operations. For the year ended December 31, 2004, we had a net loss of $199,555 and for the year ended December 31, 2005, we had a net loss of $187,676. For the nine months ended September 30, 2006, we had net income of $90,220. We experienced the losses during 2005 as a result of losing Sara Lee, a major client, in the middle of 2005 and the fact that the International Machine Tool Show is held once every two years and was held in 2004. We also had a working capital deficit at December 31, 2005, of $99,455. We experienced a gain during the nine months ended September 30, 2006 due to net settlement proceeds of $100,000 from a one time insurance settlement. We had positive working capital of $27,202 as of September 30, 2006. The net losses for the years ending December 31, 2004 and 2005 and the working capital deficit at December 31, 2005 have caused our auditors, Malone & Bailey, PC, to issue an opinion indicating that there is substantial doubt as to our ability to continue as a going concern.

Frank Cassell, Thomas Cassell and James Cassell owned a building located at 205 Fairbank Street, Addison, Illinois and CAS rented 10,000 square feet (1,900 of which was office space and 8,100 of which consisted of a warehouse for storage) in this building. At the end of 2003, CAS lost its largest client, ADAC Laboratories due to the acquisition of ADAC Laboratories by North American Phillips. North American Phillips contracts with a different company to provide installation and dismantling of exhibit properties. Prior to this time, CAS permitted ADAC to store materials in its warehouse and received approximately $46,000 per year from ADAC for providing the storage space to ADAC. CAS was unable to replace ADAC and therefore did not need the warehouse space. The building was sold on December 16, 2005, and a portion of the proceeds of the sale were used to reduce amounts outstanding under CAS’ Line of Credit with American Chartered Bank (see Notes 4 and 5 to the financial statements). The sale of the building has benefited CAS financially in that a portion of the sales proceeds were used to reduce CAS’ Line of Credit with American Chartered Bank and CAS is not straddled with a monthly rent payment on a warehouse that is no longer being used.

CAS requires an additional book of business of approximately $1 million to become profitable. CAS currently has a book of business of approximately $2.5 million. In addition, management is looking for merger candidates to maximize shareholder value.

In an effort to increase profit by reducing operating expenses, CAS has engaged in preliminary discussions with other industry service providers to outsource the servicing of its clients business in return for a commission based fee structure paid by the service provider. It is anticipated that CAS will receive approximately ten percent (10%) of the income received by the service provider for the work performed for CAS’ clients. If CAS reaches an agreement with industry service providers to outsource the servicing of its clients, then the industry service providers will install and dismantle the exhibit properties while management of CAS will devote their time to marketing to existing and new clients. All of the sales and marketing efforts will be conducted by management of CAS and all of the manual labor will be performed by the industry service providers. Because CAS does not have any contracts with any of its customers, it will not be required to make any changes in its arrangements with its customers to outsource its services.

The outsourcing of services may enable CAS to reduce its operating expenses by reducing labor and fixed overhead expenses, while maintaining a stream of revenue achieved by a non-exclusive subcontracting agreement with industry service providers. If CAS is able to achieve the additional $1 million book of business, then CAS will receive approximately $100,000 in additional income which will cause it to be profitable because of the reduced operating expenses. CAS believes that the outsourcing of services will enable it to achieve the $1 million book of business needed to become profitable by reducing operating expenses and permitting management to devote additional time to marketing and attracting new business. Even if CAS is not able to outsource its services, it will require an additional book of business of approximately $ 1 million to become profitable.

The Offering

As of the date of this prospectus, we have 15,707,600 shares of common stock outstanding.

Selling Stockholders are offering up to 457,600 shares of common stock. The Selling Stockholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $75,000. We will not receive any proceeds from the sale of these securities.

As of October 7, 2006, International Machinery Movers, Inc. (“IMM”) has advanced us a total of $67,210 to fund the fees associated with the filing and completion of our SB-2 registration statement and to meet our on-going SEC reporting requirements. The advances were in the form of loans and were evidenced by promissory notes of CAH. These promissory notes are attached as Exhibit 99.1.

On November 6, 2006, IMM converted the loans in the amount of $67,210 into 336,050 shares of convertible preferred stock of CAH, as permitted by the terms of the promissory notes. The conversion ratio was one (1) share for every $0.20 of outstanding principal on the notes. On November 28, 2006, CAH converted its 336,050 shares of non-voting convertible preferred stock into 250,000 shares of common stock of CAH. Although the conversion ratio of preferred stock to common stock is 1 to 1, IMM elected to convert to a lesser number of shares of common stock. IMM and CAH mutually agreed that IMM would convert to a lesser number of shares of common stock than what it was entitled. This agreement was negotiated and was related to IMM’s election to terminate funding of the CAH’s expenses in filing and completing the SB-2 registration statement and ongoing SEC reporting requirements.

CAH has no other agreements, arrangements or understandings with IMM or any of its shareholders and IMM has terminated its agreement to provide CAH with any additional financing. The shares of common stock of CAH owned by IMM are not being registered and are not being offered pursuant to this prospectus.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Financial Summary

Because this is only a financial summary, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis and Results of Operation” before making an investment decision.

Statements of Operations Data

	Year Ended December 31, 2005	Year Ended December 31, 2004	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
			(unaudited)	(unaudited)
Revenues	$2,364,646	$3,062,431	$2,212,664	$1,632,602
Costs and expenses	2,551,322	3,261,986	2,222,444	1,769,831
Net income (loss) from operations	(187,676)	(199,555)	(9,780)	(137,229)
Other income	—	—	100,000	—
Net income (loss)	(187,676)	(199,555)	90,220	(137,229)

Balance Sheet Data

	December 31, 2005	September 30, 2006
		(unaudited)
Total Assets	$440,763	$622,019
Total Liabilities	515,835	576,371
Total Shareholders’ Equity (Deficit)	(75,072)	45,648

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Our accountants believe there is a substantial doubt about our ability to continue as a going concern.

As indicated in the accompanying financial statements, we have incurred significant losses from operations and has a working capital deficit at December 31, 2005. These conditions raise substantial doubt as to our ability to continue as a going concern. To finance our net losses, the shareholders have sold the primary facility used by us and used the proceeds to reduce amounts outstanding under the Line of Credit (see Notes 4 and 5 to the financial statements). There can be no assurance that the shareholders will have the ability to continue to make financing available to us in the future. The shareholders are under no legal obligation to provide additional loans to the company. In the event that the shareholders cannot continue to make such loans, or that we do not receive funds from other sources, we may be unable to continue to operate as a going concern.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our officers and directors control approximately 97% of our common stock, and we do not have any non-employee directors. As a result, they effectively control all matters requiring directors and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transactions. Thomas Cassell and Frank Cassell also have the ability to block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Because our management decisions are made by Thomas Cassell and Frank Cassell, if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of Thomas Cassell and Frank Cassell. Because Thomas Cassell and Frank Cassell are essential to our operations, you must rely on their management decisions. Thomas Cassell and Frank Cassell will continue to control our business affairs after the filing. We have no employment agreement with and have not obtained any key man life insurance relating to Thomas Cassell and Frank Cassell. If we lose their services, we may not be able to hire and retain other individuals with comparable experience. As a result, the loss of the services of Thomas Cassell and Frank Cassell could reduce our revenues.

Because our common stock will be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

If our common stock trades in the secondary market, we will be subject to the “penny stock” rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) obtain needed capital.

In addition to the “penny stock” rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares. We currently plan to have our common stock quoted on the National Association of Securities Dealers, Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. We have engaged in preliminary discussions with a NASD market maker to file our application on Form 15c-211 with NASD, but as of the date of this prospectus, no filing has been made. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because the offering price of $0.10 per share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business, you may not be able to sell your stock for a price in excess of $0.10 per share and thus could suffer an investment loss.

The offering price of $0.10 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Because sales of our common stock under Rule 144 could reduce the price of our stock, you may not be able to sell your stock for a price in excess of the price you paid to acquire our stock and thus could suffer an investment loss.

As of June 30, 2006, there are 707,600 shares of our common stock held by non-affiliates and 15,000,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 457,600 of these shares in this registration statement. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of June 30, 2006, there are no shares held by affiliates eligible for resale under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our Selling Stockholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our “affiliates,” which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning January 31, 2007. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

Because we are authorized to issue preferred stock, the price of our common stock could be reduced and you could suffer a loss on your investment.

CAH is authorized to issue twenty million (20,000,000) shares of preferred stock. Our preferred stock ranks senior to common stock with respect to payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights, which are senior to common stock, may reduce the price of our common stock.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors. Thus, there is potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Because our business is highly dependent on the convention industry, certain changes in the convention industry directly affect our business.

Our business involves the installation and dismantling of exhibit properties used on exhibit spaces at convention sites. The convention industry is directly affected by attendance. Attendance at conventions is reduced by a number of factors, including a recession in the economy, gas prices and individuals’ fear of travel. In addition, the development of new technology that enables individuals to view new products without the need to see and feel the products “in person” negatively affects the convention industry. The convention industry is also affected by the growth in the industry that typically exhibit at convention sites such as the medical, food, technology, sports and consumer industry.

Because we are required to use union laborers to perform services and have no contract with such unions, our laborers may go on strike for reasons having nothing to do with the working conditions we provide.

As explained in the section entitled “Employees” on page 21, we are required to use union labor to install and dismantle exhibits at certain convention sites. We do not have any contracts with the union, and we are not involved in the negotiating process when the rates for the union laborers are set. Accordingly, the union laborers may go on strike for reasons having nothing to do with the working conditions we provide.

We may become dependent upon third party service providers.

As a cost efficiency measure, we have engaged in preliminary discussions with other industry service providers to outsource the servicing of our clients in return for a commission based fee structure paid by the service provider. If we outsource our services to a third party service provider, then our management will lose direct oversight and control over the installation and dismantling of exhibit properties. The failure by any of the third party service providers to perform the services currently being performed by our employees to the same or similar level of quality could adversely affect our relationships with our customers and our ability to retain and attract customers.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the Selling Stockholders’ shares. The price of the shares we are offering was arbitrarily determined based upon the prior offering price in a private placement by CAS, our subsidiary. The offering price in the private placement by CAS was $0.10 per share. CAS stopped accepting subscriptions for the private placement on January 31, 2006. We have no agreement, written or oral, with our Selling Stockholders about this price. The factors considered were:

•	the price of CAS’s stock in the private placement mentioned above

•	our limited size

•	our operating history

•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our Selling Stockholders.

SELLING STOCKHOLDERS

All of the shareholders of CAH except Thomas Cassell, Frank Cassell and IMM are the Selling Stockholders who are selling the securities. All of the Selling Stockholders acquired shares in CAS through a private placement at a price per share of $0.10. IMM acquired its shares through the conversion of indebtedness as further explained in the section entitled “The Offering” on page 2. The Subscription Agreement used in the private placement is attached hereto as Exhibit 99.2. CAS stopped accepting subscriptions on January 31, 2006, and the subscription proceeds were paid out of escrow to CAS on September 26, 2006, October 12, 2006 and November 3, 2006. On August 7, 2006, CAS and CAH entered into an Exchange Agreement providing for the acquisition of shares of CAS by CAH in exchange for shares of CAH. The effective date of the exchange is October 1, 2006. A copy of the Exchange Agreement is attached hereto as Exhibit 2.

The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the Selling Stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Stockholders upon termination of this offering. All of these Selling Stockholders acquired their shares by purchase in a single private placement exempt from registration under Regulation D of the Securities Act of 1933. We believe that the Selling Stockholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the Selling Stockholders. No Selling Stockholders are broker-dealers or affiliates of broker-dealers.

Name	Position with Corporation	Number of Shares of Common Stock Owned Before Offering	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Owned After Offering Completed	% of Shares of Common Stock Owned After Offering Completed

Thomas Cassell	Secretary and Director	7,500,000	0	7,500,000	49.18%
Frank Cassell	Chief Executive Officer and Director	7,500,000	0	7,500,000	49.18%
Abuck Investments Corp, Ian McKinnon	Shareholder	65,000	65,000	0	0.00%
Arlene Cohen	Shareholder	10,000	10,000	0	0.00%
Barbara Cohen Rubin	Shareholder	10,000	10,000	0	0.00%
Bonnie Flemington	Shareholder	25,000	25,000	0	0.00%
David Drum	Shareholder	3,600	3,600	0	0.00%
Diana Stogner	Shareholder	10,000	10,000	0	0.00%
Dwaine Gauding	Shareholder	10,000	10,000	0	0.00%
Ed Lynch	Shareholder	5,000	5,000	0	0.00%
Erika P. Cohen	Shareholder	10,000	10,000	0	0.00%
Fred Hynson	Shareholder	5,000	5,000	0	0.00%
Glenn Moore	Shareholder	5,000	5,000	0	0.00%
Graham Warren	Shareholder	5,000	5,000	0	0.00%
Greg Doyle	Shareholder	10,000	10,000	0	0.00%
Greg Todd	Shareholder	5,000	5,000	0	0.00%
Harry Cohen	Shareholder	10,000	10,000	0	0.00%
International Machinery Movers, Inc.	Shareholder	250,000	0	250,000	1.64%

Name	Position with Corporation	Number of Shares of Common Stock Owned Before Offering	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Owned After Offering Completed	% of Shares of Common Stock Owned After Offering Completed

J M Honnaker	Shareholder	10,000	10,000	0	0.00%
James C Robertson	Shareholder	20,000	20,000	0	0.00%
James W Noel	Shareholder	20,000	20,000	0	0.00%
Jeff Flemington	Shareholder	25,000	25,000	0	0.00%
Jennifer Harrop	Shareholder	4,000	4,000	0	0.00%
Jennifer Mossotti	Shareholder	5,000	5,000	0	0.00%
John P. Stogner	Shareholder	20,000	20,000	0	0.00%
John T Miller	Shareholder	10,000	10,000	0	0.00%
Joseph Aldy	Shareholder	5,000	5,000	0	0.00%
Lindsay Carson	Shareholder	5,000	5,000	0	0.00%
Mark Rubin	Shareholder	10,000	10,000	0	0.00%
Michael H. McNeill	Shareholder	10,000	10,000	0	0.00%
Robert G Hartman	Shareholder	15,000	15,000	0	0.00%
Rod V Cloyd	Shareholder	10,000	10,000	0	0.00%
Ronald S Scowby	Shareholder	5,000	5,000	0	0.00%
Stanley S Kerrick	Shareholder	20,000	20,000	0	0.00%
Steven D Singleton	Shareholder	15,000	15,000	0	0.00%
Thomas M Mobley, Jr	Shareholder	20,000	20,000	0	0.00%
Tim Condo	Shareholder	20,000	20,000	0	0.00%
Timothy C Wills	Shareholder	10,000	10,000	0	0.00%
Tommy Coleman	Shareholder	5,000	5,000	0	0.00%
Viola J. Heitz	Shareholder	5,000	5,000	0	0.00%
Total		15,707,600	457,600	15,250,000	100%

All shareholders are registering all of their shares for resale under this registration statement.

Blue Sky

Thirty-eight states and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by Selling Stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action. Some of our shareholders currently reside outside the U.S. and may not be able to take advantage of the manual exemption for secondary trading.

Some states require shares to be qualified before they can be resold by our shareholders. We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares. Selling Stockholders are offering up to 457,600 shares of common stock. The Selling Stockholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the Selling Stockholders. We will pay all expenses of registering the securities.

The distribution of the securities by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading,

•	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	any combination of the foregoing.

In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the Selling Stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

The Selling Stockholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such Selling Stockholders, the pledge in such loan transaction would have the same rights of sale as the Selling Stockholders under this prospectus. The Selling Stockholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the Selling Stockholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Stockholders under this prospectus.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

Upon this registration statement being declared effective, the Selling Stockholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the Selling Stockholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities.

Should any substantial change occur regarding the status or other matters concerning the Selling Stockholders or us, we will file a post-effective amendment disclosing such matters.

Pursuant to NASD Rule 2710(b)(1), Rule 2710(b)(6) and Notice to Members 88-10, maximum compensation to NASD member firms will not exceed 8% of the maximum proceeds.

No NASD member firm has been retained by us or any Selling Stockholder to act in any capacity in connection with this offering.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2-8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin Board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and execution of such order.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Thomas Cassell	51	Secretary and Director
Frank Cassell	58	Chief Executive Officer and Director

Mr. Thomas Cassell has been our Secretary and Director since our inception in June, 2006. He has been CEO of our subsidiary, Convention All Services, Inc. since January 2, 1986.

Mr. Frank Cassell has been our Chief Executive Officer and Director since our inception in June 2006. He has been Chief Financial Officer, Treasurer and Director of our subsidiary since January 2, 1986.

Frank Cassell devotes 100% of his time to our business, and Thomas Cassell devotes 80% of his time to our business. Thomas Cassell and Frank Cassell are brothers.

Our bylaws provide that the board of directors shall consist of two individuals unless the shares of the Corporation are owned by less than two (2) shareholders in which instance the number of directors equals the number of shareholders. There are currently only two directors, Frank Cassell and Thomas Cassell.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of November 30, 2006, by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors; (iii) each of our officers; and (iv) our executive officers and directors as a group.

Names and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percent
Frank Cassell	7,500,000	47.75%
Thomas Cassell	7,500,000	47.75%
All Directors and named Executive Officers as a group [2 persons]	15,000,000	95.50%

The table above is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each of the shareholders named in the table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 15,707,600 shares of common stock outstanding as of November 30, 2006.

The information presented above regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed above have sole voting and investment power with respect to the shares shown.

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of the company.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue One Billion (1,000,000,000) shares of common stock $0.000001 par value per share. As of the date of this registration statement, there were 15,707,600 shares of common stock issued and outstanding held by thirty-nine (39) shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue Twenty Million (20,000,000) shares of preferred stock $0.000001 par value per share. As of the date of this prospectus, there are no preferred shares issued and outstanding. IMM was issued 336,050 shares of preferred stock upon conversion of its loans to CAH; however, on November 28, 2006, IMM converted its preferred shares to 250,000 shares of common stock. IMM and CAH mutually agreed that IMM would convert to a lesser number of shares of common stock than what it was entitled. This agreement was negotiated and was related to IMM’s election to terminate funding of the CAH’s expenses in filing and completing the SB-2 registration statement and ongoing SEC reporting requirements. The shares of common stock of CAH held by IMM are not being registered and are not being offered pursuant to this prospectus.

Warrants and Options

As of the date of this prospectus, there are no warrants or options to purchase our common and preferred stock outstanding. We may, however, in the future grant such warrants or options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

IMM advanced us a total of $67,210 to fund the fees associated with the filing of our SB-2 registration statement and our on-going SEC reporting requirements. The advances were in the form of loans and were evidenced by three promissory notes of CAH. These promissory notes are attached as Exhibit 99.1.

On November 6, 2006, IMM converted the loans in the amount of $67,210 into 336,050 shares of non-voting convertible preferred stock of CAH, as permitted by the terms of the promissory notes. The conversion ratio was one (1) share for every $0.20 of outstanding principal on the notes. On November 28, 2006, CAH converted its 336,050 shares of non-voting convertible preferred stock into 250,000 shares of common stock of CAH. Although the conversion ratio of preferred stock to common stock is 1 to 1, IMM elected to convert to a lesser number of shares of common stock. IMM and CAH mutually agreed that IMM would convert to a lesser number of shares of common stock than what it was entitled. This agreement was negotiated and was related to IMM’s election to terminate funding of the CAH’s expenses in filing and completing the SB-2 registration statement and ongoing SEC reporting requirements.

CAH has no other agreements, arrangements or understandings with IMM or any of its shareholders and IMM has terminated its agreement to provide CAH with any additional financing. The shares of common stock of CAH held by IMM are not being registered and are not being offered pursuant to this prospectus.

Anti-Takeover Effect of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporate Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

EXPERTS

The financial statements for the years ended December 31, 2005, and 2004, incorporated by reference to this prospectus have been audited by Malone & Bailey, PC which are independent registered certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Bowles Rice McDavid Graff & Love LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to Section 145 of the Delaware General Corporation Law (“DGCL”), we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF BUSINESS

Organization

Convention All Holdings, Inc. is a Delaware corporation formed on June 22, 2006, to acquire all of the shares of Convention All Services, Inc., an Illinois corporation formed on January 2, 1986. As a result of the closing of a share exchange agreement with the shareholders of Convention All Services, Inc., an Illinois corporation, on August 7, 2006, Convention All Services, Inc., an Illinois corporation, is now the wholly-owned subsidiary of Convention All Holdings, Inc.

Business

Through Convention All Services, Inc., an Illinois corporation, our wholly-owned subsidiary, we provide installation and dismantling of exhibit properties used on exhibit spaces at convention sites. Other specialty companies design and construct the exhibit properties and are our primary source for clients. Our clients rent the exhibit space for a convention and ship the exhibit components to the show site. Our employees unpack the exhibit, lay the carpet, set up the components, and if needed, help merchandise the exhibit when the client arrives at the exhibit site. We complete these tasks before the show opens. When the show closes, we dismantle the exhibit and ship the components to the next show or back to our client. We transport the exhibit components only if the client uses our warehouse facilities to store the exhibit components. We do not perform any construction services for clients.

Our services are seasonal. There are typically very few shows in December and January each year. McCormick Place, the primary convention center in Chicago, did not schedule any shows for December, 2006. We have historically only provided services to two or three shows in the month of January. In addition, our business is very slow during the months of July and August.

Markets We Serve

We provide services to clients in the following industries:

•	Food

•	Manufacturing Technology

•	Medical

•	Consumer - including electronics, beauty, and motivation

•	Computer

•	Sports

•	Hardware

Areas in which Services are Provided

We install and dismantle exhibit properties primarily in Chicago and Detroit.

Customers

Our customers include:

•	Arbaugh

•	Anheuser Busch

•	Anderson Windows

•	Del Medical Imaging

•	Homedics

•	Imaging Diagnostic

•	JM Smuckers

•	Kraft Foods

•	Medrad

•	Mitsubishi Electronics

•	Nestle Purina Pet Care

•	Okuma

•	Sara Lee

•	Sigs Plastic

•	Wilson Sporting Goods

We do not receive more than ten percent of our revenues from any one customer. We obtain customers through competitive bidding.

Breakdown of Customers By Industry, Show and Location

The following is a projection of customers by type of industry and show for the period beginning on January 1, 2007, through December 31, 2007:

Industry	Name of Show	Customer’s Name	Name of Exhibit (if different than Customer’s Name)
Food Industry	NRA - National Restaurant Association
A Plus
Capital Exhibit
Dominion
Exhibit Marketing Partner
Flo Jet
Katherine Frank
Kraft Foods
M G Design
Matrex
McKernin
Nevada Expo Services
Rogers
Sara Lee Coffee
Starbucks Coffee Co
The Trade Group
Whirley
Hamilton Beach Taylor Precision Royal Cup Paxar Carlisle Lehigh Safety Smuckers Azteca

Food Industry	FMI - Food Marketing Institute	A Plus B-O-F Corp Hamilton IGA - Intl Grocers of America Kraft Foods Matrex Organic Valley Family Rogers The Trade Group Exhibit Marketing Partner	Sterilox Alltrista WM Wrigley Agilisys, Bonipak, T.Marzetti, CH Robinson Azteca Hill Phoenix

Industry	Name of Show	Customer’s Name	Name of Exhibit (if different than Customer’s Name)
Housewares	International Home and Housewares	Ace Bayou Basketville Centre Poins Converting, Inc. Exhibit Marketing Partner Homedics McKernin Polder Racor, Inc. Sagaform, Inc. Taylor Precision TV Products USA US Acrylic We Murphy	Salter, Maxim Carlisle, Handifoil Bradshaw, Good Cook, Bialetti, Aronson

Material Handling	Material Handling Industry of America PROMAT	UNARCO Morgan Marshal Marc Global

Sports	PGA Show (Professional Golf Assoc.) NFL Show (National Foodball League) Super Show International Billiards	Wilson Sporting Goods Wilson Sporting G oods Wilson Sporting Goods Reveal	Anheuser Busch

Medical	RSNA - Radiology Society of North America
ACR - American College of Radiology
Catalyst Exhibit
CEI Exhibits
Centre Point
Del Medical Imaging Corporation
Exhibit Marketing Partners
Hamilton Displays
Matrex
Medlink
Medrad
Mercury Computer Systems
Philips
Tom Cassell and Associates, LLC
Viatronix
IBF BC Technical, Alara Cook, EBM Imaging Diagnostics, ONI

The following chart includes a breakdown of sales from July 1, 2005, through September 30, 2006, by area. The chart also includes amounts we receive from work that we have subcontracted and fees from storing materials in our warehouse. We subcontract work when one of our clients desires to exhibit in a city where we currently do not provide services and we hire an independent contractor to perform the services for our client and the independent contractor’s work is supervised by one of our supervisors.

	Chicago	Detroit	Florida	Las Vegas	Subcontracts	Warehouse
Total Sales from July 1, 2005, through September 30, 2006	$2,568,660	$94,961	$61,280	$194,758	$171,416	$24,437
Percentage	82.45%	3.05%	1.97%	6.25%	5.50%	0.78%

Competition

There are over 130 companies in the Chicago area that provide the same type of services that we provide. Our principal competitors are:

•	Renaissance Management

•	Eagle Management

•	Nth Degree

•	Elite Trade Show Services

•	Zenith Labornet

•	Exhibit Installation Specialists

Some of these companies are much larger than CAS. At least one of our competition operates internationally.

Our competitive strength is comprised of 20 years of service to our customers and over 50 years of combined knowledge from Thomas Cassell and Frank Cassell in the trade show service industry. We also have an association with industry leaders which provides us with a competitive advantage.

We also provide 75% of our customers with package pricing. Package pricing involves us providing a fixed quote to a customer for the total cost of setting up and dismantling an exhibit based on an estimate of the time that it will take us to set up and dismantle the exhibit and the cost of materials involved. As long as the exhibit arrives in good condition and there are no unknown conditions that exist at the site that would require adjustment to the exhibit, the customer will be charged the fixed quote. Package pricing permits customers to know the cost of our services up front so that they can plan accordingly. If we provide additional services, such as merchandising the display, then we will estimate the cost of such services and include this cost in the fixed quote. We do not know if our competitors provide their customers with package pricing.

Insurance

Our largest insurance expense is workers compensation insurance. We pay premiums for our workers compensation insurance on a weekly basis. We also carry general liability insurance.

Governmental Regulations

The services we provide are subject to various federal, state and local laws and regulations including building codes, regulations relating to the safety of our workers, show management rules and guidelines and facility rules and guidelines. We believe we are in substantial compliance with applicable laws, regulations and guidelines.

Employees

We have 410 employees, 15 of which are full-time employees. A majority of our employees consist of union part-time workers. We have two members of management, Thomas Cassell and Frank Cassell.

In his capacity as Secretary and Director of CAH, Thomas Cassell devotes 80% of his time to the business of the Corporation and the trade show industry. Thomas Cassell devotes his remaining time providing building consulting services to McCormick Place on a show by show basis. McCormick Place is the primary convention center in Chicago. These services are ultimately billed through Convention All Services, Inc. accounted for as a related party account receivable. Thomas Cassell consults for the Metropolitan Pier and Exposition Authority of Chicago, the governing body for all convention centers in Chicago, which provides him access to potential new clients and sales opportunities.

In his capacity as Chief Executive Officer and Director of CAH, Frank Cassell currently devotes 100% of his time to the business of the Corporation.

Other principal employees in our business are Bruce Fisher, our National Operations Manager and Bart Cassell, our Coordinator and Chicago City Manager. Bart Cassell is Frank Cassell’s son and Thomas Cassell’s nephew. Our Chicago City Manager works out of his home and we provide the City Manager with a fax machine, copier, phones (cell and land line), laptop and a van or truck.

Our other employees consist of union laborers whose task is to put up and take down the exhibits. The Chicago and Detroit union laborers are carpenters.

When CAS commenced installing and dismantling exhibit properties at McCormick Place, the primary convention center in Chicago, approximately 21 years ago, McCormick Place required CAS to use only union labor. In addition, in September, 1998, the Metropolitan Pier and Exposition Authority (the “Authority”), the governing body for all convention centers in Chicago, entered into a labor agreement with Local 17U of the United Steelworkers of America, the AFL-CIO-LLC, the Chicago and Northeast Illinois District Council of Carpenters, the Teamsters Local 714, the International Brotherhood of Teamsters and the Riggers and Machinery Movers Local 136 (the “Labor Agreement”). Under the Labor Agreement, the unions agreed to suspend their traditional jurisdictional separations and to establish and utilize a unified labor force in exchange for the Authority’s agreement to require as a condition to the use of the Authority’s facilities, the recognition of the traditional jurisdictions of the unions with respect to all work other than the unified labor force. In response to the agreement with McCormick Place and the Labor Agreement, CAS uses union labor to perform its services. CAS does not have any contracts with any of the unions; however, the unions have certain published wage rates that are updated periodically and CAS must pay these rates when using union labor. In addition, the unions have various pension plans and in addition to the wages paid to the union workers, CAS is required to make contributions to these pension plans based on the number of hours each laborer works multiplied by a certain rate. Amounts CAS contributed to these plans were approximately $130,041 and $117,710 for 2005 and 2004, respectively.

Patents and Trademarks

We do not own, either legally or beneficially any patent or trademarks.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our financial statements and the notes thereto which begin on page 31 of this prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.

Overview

Convention All Holdings, Inc. is a Delaware corporation formed on June 22, 2006, to acquire all of the shares of Convention All Services, Inc., an Illinois corporation formed on January 2, 1986. As a result of the closing of a share exchange agreement with the shareholders of Convention All Services, Inc., an Illinois corporation, on August 7, 2006, Convention All Services, Inc., an Illinois corporation, is now the wholly-owned subsidiary of Convention All Holdings, Inc.

Through Convention All Services, Inc., we provide installation and dismantling of exhibit properties used on exhibit spaces at convention sites.

Our competitive strengths are the 20 years of service to our customers and over 50 years of combined knowledge from Thomas Cassell and Frank Cassell in the trade show service industry.

Plan of Operation

Over the next twelve months, we anticipate performing services for 117 customers at approximately 50-60 shows which will produce approximately $2,499,819 in income. We typically have 10-20 customers and install and dismantle 10-20 exhibits at a large show. Our goal is to obtain at least one new customer for every show next year.

In an effort to increase profit by reducing operating expenses, Convention All Services, Inc. (“CAS”) has engaged in preliminary discussions with other industry service providers to outsource the servicing of its clients business in return for a commission based fee structure paid by the service provider. It is anticipated that CAS will receive approximately ten percent (10%) of the income received by the service provider for the work performed for CAS’ clients. If CAS reaches an agreement with other industry service providers to outsource the servicing of its clients, then the industry service providers will install and dismantle the exhibit properties while management of CAS will devote their time to marketing to existing and new clients. All of the sales and marketing efforts will be conducted by management of CAS and all of the manual labor will be performed by the industry service providers. Because CAS does not have any contracts with any of its customers, it will not be required to make any changes in its arrangements with its customers to outsource its services.

The outsourcing of services may enable CAS to reduce its operating expenses by reducing labor and fixed overhead expenses, while maintaining a stream of revenue achieved by a non-exclusive subcontracting agreement with industry service providers. If CAS is able to achieve the additional $1 million book of business, then CAS will receive approximately $100,000 in additional income which will cause it to be profitable because of the reduced operating expenses. The estimated reduction in operating expenses from outsourcing is estimated to be $320,000, which includes $171,000 in salaries, $17,000 in rent, $50,000 in insurance $8,000 in utilities, $30,000 in expenses related to phone, facsimile and internet charges, $5,000 in rent from McCormick Place, $19,000 in vehicle related expenses and $20,000 in travel expenses. CAS believes that the outsourcing of services will enable CAS to achieve the $1 million book of business needed to become profitable by reducing operating expenses and permitting management to devote additional time to marketing and attracting new business.

We will continue to exhibit the following shows during the next twelve months:

International Housewares (customer that exhibits at this show is Homedics)

Food Marketing Institute (customer that exhibits at this show is Kraft Foods)

National Restaurant Association (customers that exhibit at this show are Sara Lee, Kraft Foods, and JM Smuckers)

Radiology Society of North America (customers that exhibit at this show are Medrad, Homedics, Mitsubishi Electronics and Del Medical Imaging)

AHR - International Air Conditioning, Heating and Refrigeration

We do not expect any significant changes in the number of our employees and do not expect to purchase or sell any plant or significant equipment or engage in any research and development.

We believe income from continuing operations over the next twelve months will be sufficient to satisfy our cash requirements. Our cash increased $130,000 during the third quarter of 2006 and we anticipate making a small profit at the end of 2006. If we need additional cash in the next twelve months, we will sell additional shares of common stock to supply any needed cash; however, we do not anticipate needing any additional cash during the next twelve months.

Analysis of Financial Condition and Results of Operation

Our direct operating costs were 81.12% of revenues for the nine-month period ending September 30, 2006. Our direct operating costs were 86.49% of revenues for the nine-month period ending September 30, 2005. The 5.37% decrease of operating costs in relation to revenues for the first nine months of 2006 compared to the comparable period in 2005 is due to lower office and warehouse costs because of moving warehouses in December, 2005.

Our revenues from 2004 to 2005 decreased due to the loss of a large client in the middle of 2005 and the fact that the International Machine Tool Show is held once every two years and was held in 2004. Some shows are held every other year and some shows are held every two years. For example, the International Machine Tool Show is held once every two years and the International Plastics Show is held once every three years. Our income fluctuates year to year depending on whether a large show is held that year.

The convention business at McCormick Place is increasing. McCormick Place has held an increased number of shows at its facility in the past few years, including the International Machine Tool Show, the International Plastics Show and the Air Conditioning, Heating and Refrigeration Show. We expect our revenues and operating costs and expenses to increase steadily in the future as we slowly expand our business as we increase our customer base. The conditions that affect the convention industry are similar to those that affect the travel industry and include the general state of the economy, gas prices, and terrorism. In addition, the additional use of technology negatively affects the convention industry.

At September 30, 2006, we had approximately 25 Service Order Forms (which are the equivalent to purchase orders) for $25,519. We do not have any contracts with government agencies.

Years Ended December 31, 2005 and 2004

For the year ended December 31, 2005 we had revenues of $2,343,646 and for the year ended December 31, 2004, we had revenues of $3,062,431. Our revenues decreased by 23.47% for the year ending December 31, 2005, compared to the year ending December 31, 2004, due to the loss of a large client in the middle of 2005 and the fact that the International Machine Tool Show is held once every two years and was held in 2004.

During these periods our expenses consisted of the following:

	2005	2004
Direct operating costs	$1,960,770	$2,471,258
Selling, general and administrative (including depreciation)	541,533	767,480
Interest expense	29,019	23,248

Accordingly, for the year ending December 31, 2005, we had a net loss of $187,676 and for the year ending December 31, 2004, we had a net loss of $199,555. Our direct operating costs for the year ended December 31, 2005, decreased 20.66% from our direct operating costs for the year ending December 31, 2004 due to the loss of a large client in the middle of 2005 and the fact that the International Machine Tool Show is held once every two years and was held in 2004. The 20.66% decrease of direct operating costs are 2.81% lower than the 23.47% decrease of revenues for the comparison of the years ending 2005 and 2004.

Our selling, general and administrative costs for the year ending December 31, 2005 decreased 29.44% from our selling, general and administrative costs for the year ending December 31, 2004, due to the loss of a large client in the middle of 2005 and the fact that the International Machine Tool Show is held once every two years and was held in 2004. The 29.44% decrease of selling, general and administrative costs are .10% lower than the 29.54% decrease of revenues for the comparison of the years ending 2005 and 2004.

Nine Months Ended September 30, 2006 and 2005

For the six month periods ending September 30, 2006 and September 30, 2005, we had revenues of $2,212,644 and $1,632,602, respectively. Our revenues for the nine months ended September 30, 2006, increased 41.66% from our revenues for the period ended September 30, 2005, due to an increase in business because of a small increase of customers.

During these periods, our costs and expenses were as follows:

	2006	2005
Direct operating costs	$1,794,918	$1,411,998
Selling, general and administrative (including depreciation)	408,898	335,897
Interest expense	18,618	21,936

Accordingly, for the period ending September 30, 2006, we had net income of $90,220 and for the period ending September 30, 2005, we had a net loss of ($137,229). Our direct operating costs for the nine months ended September 30, 2006 increased 2.71% from our direct operating costs for the nine month period ending September 30, 2005 due to the increase in business because of a small increase of customers.

Our selling, general and administrative costs for the nine month period ending September 30, 2006 increased 12.02% from our selling, general and administrative costs for the nine month period ending September 30, 2005 due to increases in general costs because of legal and accounting fees.

Our revenues for the first nine months of each year are usually higher than the last three months because the convention business is seasonal. There are typically very few shows in December and January each year. McCormick Place, the primary convention center in Chicago, did not schedule any shows for December, 2006. We have historically only provided services to two or three shows in the month of January. In addition, our business is very slow during the months of July and August.

For the nine months ended September 30, 2006, we recorded settlement income of $100,000 from the net proceeds received on an apartment unit destroyed in 1995.

Liquidity and Capital Resources

Our annual operating expenses vary based upon the number of exhibits that we assemble and dismantle, as the majority of our costs are labor expenses. Labor expenses were 80.76% of operating expenses for the period ending September 30, 2006, and 74.08% of operating expenses for the period ending September 30, 2005.

Our sources of liquidity include (i) a line of credit to CAS from American Chartered Bank in an amount up to $400,000, (ii) loans from IMM in an aggregate amount of $67,210 to cover the costs of our SB-2 registration statement and to satisfy our on-going SEC reporting requirements, (iii) settlement income in the amount of $100,000 from the net proceeds received on an apartment unit destroyed in 1995, and (iv) subscription proceeds in the amount of $45,000 received from the sale of common stock of CAH. A copy of the loan agreement with American Chartered Bank is attached hereto as Exhibit 10.3 CAH received $100,000 on September 18, 2006, representing the net settlement proceeds due from the disposition of all lawsuits, claims and interest in an apartment unit and property in Mullet Bay at St. Maarten that was owned by CAH and destroyed by the two hurricanes in 1995. During the third and fourth quarter of 2006, CAH received a total of $45,000 in subscriptions from the sale of common stock of CAH in a private placement. CAH intends on using the $100,000 in settlement income and $45,000 in proceeds from the sale of stock for ongoing business expenses.

Frank Cassell, Thomas Cassell and James Cassell owned a building located at 205 Fairbank Street, Addison, Illinois and CAS rented 10,000 square feet (1,900 of which was office space and 8,100 of which consisted of a warehouse for storage) in this building. At the end of 2003, CAS lost its largest client, ADAC due to the acquisition of ADAC. Prior to this time, CAS permitted ADAC to store materials in its warehouse and received approximately $46,000 per year from ADAC for providing the storage space to ADAC. CAS was unable to replace ADAC and therefore did not need the warehouse space. The building was sold on December 16, 2005, and $140,000 of the proceeds of the sale were used to reduce amounts outstanding under CAS’ Line of Credit with American Chartered Bank (see Notes 4 and 5 to the financial statements). The sale of the building has benefited CAS financially in that a portion of the sales proceeds were used to reduce CAS’ Line of Credit with American Chartered Bank and CAS is not straddled with a monthly rent payment on a warehouse that is no longer being used.

The net losses for the years ending December 31, 2004 and 2005 and the working capital deficit at December 31, 2005 have caused our auditors, Malone & Bailey, PC, to issue an opinion indicating that there is substantial doubt as to our ability to continue as a going concern. In an effort to increase profit by reducing operating expenses, CAS has engaged in preliminary discussions with other industry providers to outsource the servicing of its clients’ business in return for a commission based fee structure paid by the service provider. This may enable CAS to reduce its operating expenses by reducing labor and fixed overhead expenses, while maintaining a stream of revenue achieved by a non-exclusive subcontracting agreement with other service providers. In addition, management is looking for merger candidates to maximize shareholder value. Notwithstanding, management believes that we have sufficient customers and jobs for the remainder of 2006 and first half of 2007 to generate sufficient cash to support its operations during this time period.

Off-Balance Sheet Arrangements

CAS has a line of credit with American Chartered Bank that allows for borrowings up to a maximum of $400,000. The rate of interest on the unpaid principle balance is .75% over The Wall Street Journal prime index. The line of credit is secured by accounts receivable and substantially all other assets of CAS. In addition, when Frank Cassell, Thomas Cassell and James Cassell sold the building located at 205 Fairbank Street, Addison, Illinois, these individuals placed $300,000 of the sales proceeds in a money market account with American Chartered Bank and pledged such proceeds to American Chartered Bank as collateral security for the line of credit. The balance of the money market account pledged as collateral is $292,944.92 as of August 23, 2006. Loan covenants prohibit borrowing in excess of 80% of accounts receivable less than 90 days old. CAS owed $375,000 under the line of credit at September 30, 2006, which represents 89.3% of eligible accounts receivable as of September 30, 2006. A copy of the loan agreement with American Chartered Bank is attached hereto as Exhibit 10.3

CAS occupied premises owned by certain shareholders and their father from June 1, 1994 through December 16, 2005 and paid annual rent to these related parties of $55,876 and $52,179 for the years ended December 31, 2005 and 2004. The building was sold on December 16, 2005. The shareholders used $60,000 of the sales proceeds to pay down the line of credit. In addition, the shareholders, who are also officers of the company, paid $140,000 to the financial institution holding CAS’s line of credit and the account receivable from officers was reduced accordingly. There was no outstanding balance in accounts receivable from officers at December 31, 2005.

On December 1, 2005 CAS leased, from a third party, a building under a thirteen month lease with renewal options. This lease requires annual payments of $16,800 plus utilities.

IMM advanced us a total of $67,210 to fund the fees associated with the filing of our SB-2 registration statement and our on-going SEC reporting requirements. The advances were in the form of loans and were evidenced by three promissory notes of CAH. These promissory notes are attached as Exhibit 99.1.

On November 6, 2006, IMM converted the loans in the amount of $67,210 into 336,050 shares of non-voting convertible preferred stock of CAH, as permitted by the terms of the promissory notes. The conversion ratio was one (1) share for every $0.20 of outstanding principal on the notes. On November 28, 2006, CAH converted its 336,050 shares of non-voting convertible preferred stock into 250,000 shares of common stock of CAH. Although the conversion ratio of preferred stock to common stock is 1 to 1, IMM elected to convert to a lesser number of shares of common stock. IMM and CAH mutually agreed that IMM would convert to a lesser number of shares of common stock than what it was entitled. This agreement was negotiated and was related to IMM’s election to terminate funding of the CAH’s expenses in filing and completing the SB-2 registration statement and ongoing SEC reporting requirements.

CAH has no other agreements, arrangements or understandings with IMM or any of its shareholders and IMM has terminated its agreement to provide CAH with any additional financing. The shares of common stock of CAH held by IMM are not being offered pursuant to this prospectus.

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates. Our critical estimates include its allowance for doubtful accounts and its deferred tax valuation allowance.

Our uncertainty over whether our customers will have the ability to pay for the services we provide impacts our estimate of the collection of doubtful accounts.  We base our estimate on our collections history for the specific clients and our understanding of the industry in general.  There is no published industry information regarding the credit worthiness or default ratios for our industry which we would consider to be more reliable than our own knowledge of our customers and their individual financial conditions.  Accordingly, we base our estimate of the allowance for doubtful accounts on our collections history for the specific clients, their circumstances, and the aging of our accounts receivable balance.  We could incur a different default experience than we are able to estimate, resulting in a collections of amounts that were previously considered to be uncollectible.  Alternatively, we may need to increase the allowance in excess of our previous estimate as amounts which were thought to be uncollectible become delinquent.  Our experience has been that our estimates have been very reliable.  For example, for fiscal years 2006 and 2005 and for the nine months ended September 30, 2006, we have not incurred bad debts in excess of our reported allowance for doubtful accounts, nor have we collected amounts which were previously estimated to be uncollectible.

Our uncertainty over whether we will be able to experience positive operating results impacts our estimate of the deferred tax valuation allowance.  Our estimate is subject to Statement of Financial Accounting Standards No 109, Accounting for Income Taxes, which requires that we only recognize a deferred tax asset that is more likely than not to be realized.  Based our experienced net losses, we estimate that it is not more likely than not that we will be able to generate taxable net income.  Until we can demonstrate that we can experience sufficient taxable income for book purposes, we are uncertain whether we will be able to realize the benefit from loss carryforwards which are the basis for the deferred tax asset.  Accordingly, the deferred tax asset is fully impaired by the deferred tax valuation allowance.  It is possible that we could experience book taxable income, which would allow us to receive a tax benefit from the reduction in deferred tax asset valuation allowance wholly or partially offsetting the period tax expense for book purposes.

DESCRIPTION OF PROPERTY

We are renting space at 919 National Avenue, Addison, Illinois 60101. The space consists of a total of 2,500 square feet, 900 of which is office space and 1,600 of which is a warehouse for storage. The landlord is Roselli Group LLC. The lease term is for a period of 13 months with renewal options. The monthly rent is equal to $1,400 plus utilities. A copy of the lease agreement with Roselli Group LLC is attached hereto as Exhibit 10.1.

The property located at 919 National Avenue is adequate for our current needs. We do not intend to renovate, improve or develop the property. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

From June 1, 1994 through December 16, 2005, we rented space located at 205 Fairbank Street, Addison, Illinois 60101. The space consisted of a total of 10,000 square feet, 1,900 of which was office space and 8,100 of which was a warehouse for storage. The landlords were Frank Cassell, Thomas Cassell and James Cassell. The term of the lease was from February 1, 2001 through January 31, 2016. The monthly lease payments consisted of a principal payment of $2,222.22 plus interest on the principal balance of the mortgage on the property, plus escrow payments for property taxes and insurance of $911.87. The total lease payments made in 2005 were $55,876. The building was sold on December 16, 2005, and the lease was terminated. A copy of the memorandum of lease is attached hereto as Exhibit 10.2.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We rented space from shareholders, Thomas Cassell and Frank Cassell, and their father, James Cassell from June 1, 1994 through December 16, 2005. The annual rent paid for the leased space was $55,876 for the year ended December 31, 2005 and $52,179 for the year ended December 31, 2004. The building was sold on December 16, 2005. A portion of the sales proceeds were used to reduce our $400,000 line of credit with American Chartered Bank. In addition, Thomas Cassell and Frank Cassell paid $140,000 to American Chartered Bank and have pledged $300,000 of the proceeds from the sale of the building in a money market account to American Chartered Bank as collateral security for the line of credit.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have engaged in preliminary discussions with a NASD market maker to file our application on Form 15c-211 with NASD, but as of the date of this prospectus, no filing has been made.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding. On November 6, 2006, IMM converted three (3) promissory notes of CAH, attached as Exhibit 99.1, in the amount of $67,210 into 336,050 shares of non-voting convertible preferred stock of CAH, as permitted by the terms of the promissory notes. The conversion ratio was one (1) share for every $0.20 of outstanding principal on the notes. On November 28, 2006, IMM then converted its 336,050 shares of non-voting convertible preferred stock into 250,000 shares of common stock of CAH. Although the conversion ratio of preferred stock to common stock is 1 to 1, IMM elected to convert to a lesser number of shares of common stock. IMM and CAH mutually agreed that IMM would convert to a lesser number of shares of common stock than what it was entitled. This agreement was negotiated and was related to IMM’s election to terminate funding of the CAH’s expenses in filing and completing the SB-2 registration statement and ongoing SEC reporting requirements. CAH has no other agreements, arrangements or understandings with IMM or any of its shareholders, and IMM has terminated its agreement to provide CAH with any additional financing. The shares of common stock of CAH held by IMM are not being registered and are not being offered pursuant to this prospectus.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $236,600 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2-8 weeks for the NASD to issue a trading symbol.

Sales of Our Common Stock Under Rule 144

As of November 30, 2006, there are 707,600 shares of our common stock held by non-affiliates and 15,000,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 457,600 of these shares in this registration statement. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of November 30, 2006, there are no shares held by affiliates eligible for resale under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our Selling Stockholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our “affiliates,” which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning January 31, 2007. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

Holders

As of the date of this registration statement, we had approximately thirty-nine (39) shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

At this time we are not required to provide annual or quarterly reports to security holders. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2006, assuming this registration statement is declared effective before that date. By filing a Form 8-A, we will continue as a mandatory reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act. Our stockholders and the general public will be able to view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Compensation Agreements

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2005, 2004, and 2003 by our two officers.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation	Securities Underlying Options	All Other Compensation
Thomas Cassell Secretary and Director	2005 2004 2003	$ $ $	60,000 60,000 70,000	0 0 0	0 0 0	0 0 0	0 0 0

Frank Cassell Chief Executive Officer and Director	2005 2004 2003	$ $ $	60,000 60,000 70,000	0 0 0	0 0 0	0 0 0	0 0 0

Stock Options

We have not granted any stock options to any of our officers since inception and none of our officers hold any options to purchase any shares of our common or preferred stock.

Director Compensation

We do not pay our directors any fees or other compensation for serving as directors.

Employment Agreements

We do not have employment agreements with either Frank Cassell or Thomas Cassell or any other officer or employee.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Convention All Holdings, Inc.
(formerly Convention All Services, Inc.)
Chicago, IL

We have audited the accompanying consolidated balance sheet of Convention All Holdings, Inc. as of December 31, 2005 and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of Convention All Holdings, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conventional All Holdings, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Convention All Holdings, Inc. will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, Convention All Holdings, Inc. has incurred net losses from operations and had a working capital deficit at December 31, 2005, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 31, 2006 (except for Note 1 and the effects of the reorganization, which is as of August 14, 2006)

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005
2005
ASSETS
Current Assets
Cash and cash equivalents	$88,031
Accounts receivable	319,999
Prepaid Expense	8,350
Total current assets	416,380

Property and equipment, net of accumulated depreciation of $234,663	24,383
TOTAL ASSETS	$440,763

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$110,180
Line of credit	370,000
Deferred revenues	15,155
Convertible note payable	20,500
Total current liabilities	515,835

SHAREHOLDERS’ DEFICIT
Common stock, $0.000001 par value; 1,000,000,000 shares authorized,
15,457,600 shares issued and outstanding	15
Additional paid-in-capital	607,374
Accumulated deficit	(682,461)
Total shareholders’ deficit	(75,072)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$440,763

See accompanying notes to the consolidated financial statements.

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
	2005	2004

Revenues	$2,343,646	$3,062,431

Direct operating costs	1,960,770	2,471,258
Gross margin	382,876	591,173

Selling, general and administrative	514,508	737,283
Depreciation	27,025	30,197
Loss from operations	(158,657)	(176,307)

Interest expense, net	29,019	23,248

Net loss	$(187,676)	$(199,555)

Loss per share - basic and diluted	$(0.01)	$(0.01)
Weighted average shares outstanding - basic and diluted	15,457,600	15,457,600

See accompanying notes to the consolidated financial statements.

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Shares	Common Stock at Par Value	Additional Paid-in Capital	Accumulated Deficit	Total

Balances at January 1, 2004	15,457,600	$15	$607, 374	$(295,230)	$312,159

Net loss	-	-	-	(199,555)	(199,555)
Balances at December 31, 2004	15,457,600	15	607,374	(494,785)	112,604
Net loss	-	-	-	(187,676)	(187,676)
Balances at December 31, 2005	15,457,600	$15	$607,374	$(682,461)	$(75,072)

See accompanying notes to the consolidated financial statements.

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Cash flows from operating activities:
Net loss	$(187,676)	$(199,555)

Adjustments to reconcile net loss to net
cash from operating activities:
Depreciation and amortization	27,025	30,197
Bad debt expense	-	21,838
Changes in operating assets and liabilities:
Accounts receivable	(11,154)	147,038
Prepaid expense	(8,350)	-
Accounts payable and accrued expenses	27,357	(24,855)
Deferred revenues	(34,063)	37,316
Net cash provided by/(used in) operating activities	(186,861)	11,979

Cash flows from investing activities:
Loans to officers	(350,342)	(314,542)
Collections on loans to officers	413,353	299,329
Purchases of property and equipment	(3,302)	(2,359)
Net cash provided by/(used in) investing activities	59,709	(2,359)

Cash flows from financing activities:
Proceeds from convertible note payable	20,500
Draws on line of credit	420,000	510,000
Repayment of line of credit	(260,000)	(590,000)
Net cash provided by/(used in) financing activities	180,500	(80,000)

Net increase/(decrease) in cash and cash equivalents	53,348	(70,380)

Cash and cash equivalents, at beginning of year	34,683	105,063

Cash and cash equivalents, at end of year	$88,031	$34,683

Supplemental Disclosures:
Interest paid	$29,019	$23,248
Income taxes paid	-	-

Non-cash Financing and Investing Activities:
Proceeds from officers used to reduce amounts outstanding under the line of credit and receivables from officers	$200,000	$-

See accompanying notes to the consolidated financial statements.

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS & ORGANIZATION

Convention All Holdings, Inc. (“CAH”) is a Delaware corporation formed on June 22, 2006, to acquire all of the shares of Convention All Services, Inc., (“CAS”). As a result of the closing of a share exchange agreement with the shareholders of CAS, on August 7, 2006, CAS is now the wholly-owned subsidiary of Convention All Holdings, Inc.

CAS was incorporated in the state of Illinois on January 2, 1986 and engages in installation and dismantling of exhibit properties primarily in Chicago, Detroit, Orlando, New Orleans and Las Vegas.

The consolidated financial statements have been presented to show the effects of this reorganization as of the beginning of 2004, and reflect the assets and liabilities of CAS at CAS’ historical cost. The Consolidated Statements of Changes in Shareholders’ Equity (Deficit) includes the adjustment necessary to give effect to legal requirements for par values.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities in the balance sheet, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses in the income statement. Actual results could differ from those estimates. When additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

CAH’s significant accounting policies are as follows:

Cash and Cash Equivalents - CAH considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition - CAH recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Deferred Revenues - The Company recognizes revenues as earned. Amounts billed in advance of the period in which service is rendered are recorded as a liability under “Deferred revenues.”

Income Taxes - CAH recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. CAH provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Earnings Per Share - Basic and diluted net income or (loss) per share calculations are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

Allowance for Doubtful Accounts - Bad debt expense is recognized based on management’s estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts.  There was $0 allowance for doubtful accounts as of December 31, 2005.

Property & Equipment - Property and equipment are stated at cost. CAH provides for depreciation using the straight-line method over the estimated useful lives as follows:

Furniture and equipment                   5 years

Recently Issued Accounting Pronouncements - CAH does not expect the adoption of recently issued accounting pronouncements to have a significant effect on CAH's results of operations, financial position or cash flow.

Use of Estimates - In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates. CAH’s critical estimates include its allowance for doubtful accounts and its deferred tax valuation allowance. Changes to these estimates could have an impact on CAH’s financial statements.

NOTE 3 - GOING CONCERN

As indicated in the accompanying financial statements, CAH has incurred significant losses from operations and has a working capital deficit at December 31, 2005. These conditions raise substantial doubt as to CAH's ability to continue as a going concern. To finance CAH’s net losses, the shareholders have sold the primary facility used by CAH and used the proceeds to reduce amounts outstanding under the Line of Credit (see Notes 4 and 5). There can be no assurance that the shareholders will have the ability to continue to make financing available to CAH in the future. The shareholders are under no legal obligation to provide additional loans to the company. In the event that the shareholders cannot continue to make such loans, or that CAH does not receive funds from other sources, CAH may be unable to continue to operate as a going concern.

Management is trying to raise additional capital through sales of its common stock and is seeking financing from third parties. There is no assurance that the funds generated from these activities or other sources will be sufficient to provide CAH with the capital needed to continue as a going concern. The financial statements do not include any adjustments that might be necessary if CAH is unable to continue as a going concern.

NOTE 4 - RELATED PARTY TRANSACTIONS

CAH occupied premises owned by the shareholders and their father from June 1, 1994 through December 16, 2005 and paid annual rent to these related parties of $55,876 and $52,179 for the years ended December 31, 2005 and 2004. The building was sold on December 16, 2005. The shareholders, who are also officers of the company, used $60,000 of the sales proceeds to pay down the line of credit and receivables from officers. In addition, the shareholders, who are also officers of the company, paid $140,000 to the financial institution holding CAH’s line of credit and the account receivable from officers was reduced accordingly. There was no outstanding balance in accounts receivable from officers at December 31, 2005.

NOTE 5 - LINE OF CREDIT

CAH has a line of credit with American Chartered Bank that allows for borrowings up to a maximum of $400,000. The rate of interest on the unpaid principle balance is .75% over The Wall Street Journal prime index. The line of credit is secured by accounts receivable and substantially all other assets of CAH. In addition, certain shareholders and related parties have pledged personal assets as collateral. Loan covenants prohibit borrowing in excess of 80% of accounts receivable less than 90 days old. CAH owed $370,000 under the line of credit at December 31, 2005.

NOTE 6 - INCOME TAXES

As of December 31, 2005, CAH has accumulated net operating losses of $196,337 for income tax purposes, which generated deferred tax assets of $68,718. These losses will expire in the years 2024 through 2005.

At this time, management believes that CAH is not likely to generate sufficient taxable income to utilize the carry-forwards and has established a full valuation allowance against the deferred tax assets.

Deferred tax assets	$68,718
Less: valuation allowance	(68,718)
Net deferred taxes	$-

NOTE 7 - COMMITMENTS AND CONTINGENCIES

On December 1, 2005 CAH leased, from a third party, a building under a thirteen month lease with renewal options. This lease requires annual payments of $16,800 plus utilities.

NOTE 8 - CONVERTIBLE DEBT NOTE PAYABLE

International Machinery Movers, Inc. ("IMM"), an unrelated entity, agreed to advance CAH all funds necessary to file and complete the SB-2 registration statement and meet CAH’s on-going SEC reporting requirements. As of December 31, 2005, the convertible debt was pursuant to an oral agreement, bore no interest and was due upon demand. The number of shares of common stock that can be acquired upon conversion of the debt shall be as mutually agreed, between 60,000 and 100,000 shares. If the shares of common stock currently owned by CAH’s principal shareholders are sold by the principal shareholders in a transaction resulting in a change of control, the common stock must be redeemed for a mutually agreed price per share.

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$126,809	$88,031
Accounts receivable	419,769	319,999
Accounts receivable related parties	48,000	-
Other current assets	8,995	8,350
Total current assets	603,573	416,380

Property and equipment, net of accumulated depreciation of $129,435 and $234,663	18,446	24,383
TOTAL ASSETS	$622,019	$440,763

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$114,352	$110,180
Line of credit	375,000	370,000
Deferred revenue	25,519	15,155
Convertible note payable	61,500	20,500
Total current liabilities	576,371	515,835

SHAREHOLDERS’ EQUITY/(DEFICIT)
Common stock, $0.000001 par value; 1,000,000,000 shares authorized,
15,457,600 shares issued and outstanding	15	15
Additional paid-in-capital	653,134	653,134
Accumulated deficit	(592,241)	(682,461)
Subscription receivable	(15,260)	45,760
Total shareholders’ equity/(deficit)	45,648	(75,072)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$622,019	$440,763

See accompanying notes to the consolidated financial statements.

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005
(Unaudited)

	Three Months		Nine Months
	2006	2005	2006	2005

Revenues	$668,411	$164,343	$2,212,664	$1,632,602

Direct operating costs	574,088	213,712	1,794,918	1,411,998
Gross margin	94,323	(49,369)	417,746	220,604

Selling, general and administrative	133,317	85,169	401,155	315,669
Depreciation	2,248	6,743	7,743	20,228
Income (loss) from operations	(41,242)	(141,281)	8,848	(115,293)

Settlement income	100,000	-	100,000	-
Interest expense, net of interest income	(4,400)	(5,714)	(18,628)	(21,936)

Net income (loss)	$54,358	$(146,995)	$90,220	$(137,229)

Income (loss) per share - basic and diluted	$0.00	$(0.01)	$0.01	$(0.01)
Weighted average shares outstanding - basic and diluted	15,457,600	15,457,600	15,457,600	15,457,600

See accompanying notes to the consolidated financial statements.

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(Unaudited)

	2006	2005
Cash flows from operating activities:
Net income (loss)	$90,220	$(137,229)

Adjustments to reconcile net income (loss) to net
cash from operating activities:
Depreciation and amortization	7,743	20,228
Changes in operating assets and liabilities:
Accounts receivable	(99,770)	150,064
Accounts receivable related party	(48,000)	-
Other assets	(645)	88,547
Accounts payable and accrued expenses	4,172	(14,064)
Deferred revenues	10,364	(47,709)
Other liabilities	-	3,612
Net cash provided by (used in) operating activities	(35,916)	63,449

Cash flows from investing activities:
Purchase of equipment	(1,806)	-
Net cash used in investing activities	(1,806)	-

Cash flows from financing activities:
Draws on line of credit	415,000)	378,000
Repayment of line of credit	(410,000)	(400,000)
Cash received from subscriptions receivables	30,500	-
Proceeds from convertible note payable	41,000	-
Net cash provided by (used in) financing activities	76,500	(22,000)

Net increase in cash and cash equivalents	38,778	41,449

Cash and cash equivalents, at beginning of period	88,031	34,683

Cash and cash equivalents, at end of period	$126,809	$76,132

Supplemental Disclosures:
Interest paid	$18,628	$21,936
Income taxes paid	-	-

See accompanying notes to the consolidated financial statements.

CONVENTION ALL HOLDINGS, INC.
(formerly Convention All Services, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Convention All Holdings, Inc. (“CAH”), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in this prospectus. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2005 have been omitted.

CAH is a Delaware corporation formed on June 22, 2006, to acquire all of the shares of Convention All Services, Inc., (“CAS”). As a result of the closing of a share exchange agreement with the shareholders of CAS, on August 7, 2006, CAS is now the wholly owned subsidiary of Convention All Holdings, Inc. The consolidated financial statements have been presented to show the effects of this reorganization as of the beginning of 2004, and reflect the assets and liabilities of CAS at CAS' historical cost.

NOTE 2 - GOING CONCERN

As indicated in the accompanying financial statements, CAH has incurred significant losses from operations for the nine months ended September 30, 2006. This condition raises substantial doubt as to CAH’s ability to continue as a going concern. To finance CAH’s net losses, the shareholders have sold the primary facility used by CAH and used the proceeds to reduce amounts outstanding under the Line of Credit. There can be no assurance that the shareholders will continue to have the ability to continue to make financing available to CAH in the future. The shareholders are under no legal obligation to provide additional loans to the company. In the event that the shareholders cannot continue to make such loans, or that CAH does not receive funds from other sources, CAH may be unable to continue to operate as a going concern.

Management is trying to raise additional capital through sales of its common stock and is seeking financing from third parties. There is no assurance that the funds generated from these activities or other sources will be sufficient to provide CAH with the capital needed to continue as a going concern. The financial statements do not include any adjustments that might be necessary if CAH is unable to continue as a going concern.

NOTE 3 - CONVERTIBLE DEBT

International Machinery Movers, Inc. ("IMM"), an unrelated entity, agreed to advance CAH all funds necessary to file and complete the SB−2 registration statement and meet CAH's on−going SEC reporting requirements. As of December 31, 2005, the convertible debt was pursuant to an oral agreement, bore no interest and was due upon demand. Additional funds were provided by IMM for these purposes during the nine months ended September 30, 2006, and promissory notes were executed by CAH to IMM in the following amounts: $22,510, $20,500 and $24,200. The number of shares of common stock that can be acquired upon conversion of the debt shall be as mutually agreed, between 60,000 and 100,000 shares. If the shares of common stock currently owned by CAH's principal shareholders are sold by the principal shareholders in a transaction resulting in a change of control, the common stock must be redeemed for a mutually agreed price per share.

NOTE 4 - SETTLEMENT INCOME

CAH owned an apartment unit and property in Mullet Bay at St Maarten which was destroyed by two hurricanes in 1995. The asset was written off of the books previously because receiving an insurance settlement or other reimbursement was considered unlikely. On September 18, 2006, CAH received a check for $100,000 representing the net settlement proceeds due from the disposition of all lawsuits, claims and interest in the apartment unit and property at Mullet Bay. This $100,000 was shown as other income for the third quarter of 2006.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

The Articles of Incorporation and Bylaws of CAH do not contain any provisions requiring the company to indemnify its directors, officers, employees or agents and CAH does not have any agreements or arrangements with such individuals relating to indemnification. CAH has not indemnified its directors, officers, employees or agents as of the date of this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted by Section 145 of the DGCL to the directors, officers or controlling persons of CAH, , CAH has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of CAH in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling Stockholders will pay no offering expenses.

Item	Amount
SEC Registration Fee*	$7.57
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses*	$25,000.00
Miscellaneous*	$25,000.00
Total	$75,007.57

* Estimated

RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

(i) Four hundred fifty-seven thousand six hundred (457,600) shares of common stock of CAS were offered and sold in a private placement to accredited investors at a price per share equal to $0.10. CAS stopped accepting subscriptions on January 31, 2006, and the subscription proceeds were paid out of escrow to CAS on September 26, 2006, October 12, 2006 and November 3, 2006. The total offering price for the shares was $45,760. The private placement was exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D, promulgated by the SEC. In the offering, no general solicitation was made by CAS or any person acting on CAS’s behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom. There were no underwriting discounts or commissions.

(ii) On August 7, 2006, CAS and CAH entered into an Exchange Agreement providing for the acquisition of shares of CAS by CAH in exchange for shares of CAH. The effective date of the exchange was October 1, 2006.

(iii) International Machinery Movers, Inc. (“IMM”) made a total of three (3) loans to CAH in the aggregate amount of $67,210, all of which were evidenced by promissory notes of CAH. The first two promissory notes are dated January 1, 2006, and the third promissory note is dated August 29, 2006. On November 6, 2006, IMM converted the loans in the amount of $67,210 into 336,050 shares of convertible preferred stock of CAH, as permitted by the terms of the promissory notes. The conversion ratio was one (1) share for every $0.20 of outstanding principal on the notes. On November 28, 2006, CAH converted its 336,050 shares of non-voting convertible preferred stock into 250,000 shares of common stock of CAH. The issuance of promissory notes to IMM and the conversion of the promissory notes to preferred stock of CAH and the conversion of the preferred stock to common stock of CAH was exempt from registration under Section 4(2) of the Securities Act In the offering, no general solicitation was made by CAS or any person acting on CAS’s behalf; IMM is an accredited investor; the securities were sold subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom. There were no underwriting discounts or commissions.

EXHIBITS

Exhibit Number	Description

2	Exchange Agreement

3.1	Articles of Incorporation of Convention All Holdings, Inc.

3.2	Certificate of Amendment of Certificate of Incorporation of Convention All Holdings, Inc.

3.3	Bylaws of Convention All Holdings, Inc.

3.4	Articles of Incorporation of Convention All Services, Inc.

5	Legal Opinion of Bowles Rice McDavid Graff & Love LLP and Consent

10.1	Lease Agreement with the Roselli Group LLC

10.2	Memorandum of Lease with Thomas S. Cassell and Frank P. Cassell

10.3	Loan Agreement with American Chartered Bank

21	Subsidiaries of Convention All Holdings, Inc.

23.1	Consent of Malone Bailey PC

23.2	Consent of Bowles Rice McDavid Graff & Love LLP (Included in Exhibit 5)

99.1	Promissory Notes to International Machinery Movers, Inc.

99.2	Subscription Agreement for Private Placement conducted by Convention All Services, Inc.

99.3	Certificate Regarding Exchange Transaction (Conversion of Promissory Notes to Preferred Stock)

99.4	Certificate Regarding Exchange Transaction (Conversion of Preferred Stock to Common Stock)

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter)

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b)(4)(§230.424(b)(4) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lexington, State of Kentucky on January 26, 2007.

Convention All Holdings, Inc.
By: /s/ Frank P. Cassell
Chief Executive Officer and Chief Financial Officer
(the Principal Accounting Officer)

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Frank P. Cassell, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post- effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Frank P. Cassell
Frank P. Cassell Chief Executive Officer, Chief Financial Officer (the principal Accounting Officer)and Director

Dated: January 26, 2007

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Name	Title	Date

/s/ Thomas S. Cassell	Thomas S. Cassell	Secretary/Director	January 26, 2007

/s/ Frank P. Cassell	Frank P. Cassell	Chief Executive Officer/Chief Financial Officer/	January 26, 2007
Director/Principal Accounting Officer